 EXHIBIT 11
                     Omnicare, Inc. and Subsidiary Companies
                    Computation of Earnings Per Common Share*
                      (in thousands, except per share data)


                                                                                For the years ended December 31,
                                                                             1997             1996             1995
                                                                        --------------------------------------------------

BASIC EARNINGS
Net income                                                                     $55,705           $43,450          $24,760
Other                                                                                5               (23)             (28)
                                                                        ---------------  ---------------- ----------------

Income available to common stockholders                                        $55,710           $43,427          $24,732
                                                                        ===============  ================ ================

Shares
    Weighted average number of common
     shares outstanding                                                         80,144            65,298           52,396
                                                                        ===============  ================ ================

Basic earnings per common share                                                 $ 0.70            $ 0.67           $ 0.47
                                                                        ===============  ================ ================

DILUTED EARNINGS
Net income                                                                     $55,705           $43,450          $24,760
Other                                                                                5               (23)             (28)
Aftertax interest expense related to 5-3/4%
    convertible subordinated debentures                                              -             2,266            3,209
                                                                        ---------------  ---------------- ----------------

Diluted net income                                                             $55,710           $45,693          $27,941
                                                                        ===============  ================ ================

Shares
    Weighted average number of common
     shares outstanding                                                         80,144            65,298           52,396
    Additional shares assuming conversion of:
     Stock options and stock warrants                                              159             2,075            1,530
     Convertible subordinated debentures                                             -             7,949           11,148
                                                                        ---------------  ---------------- ----------------
    Average common shares outstanding and
     equivalents as adjusted                                                    80,303            75,322           65,074
                                                                        ===============  ================ ================

Diluted earnings per common share                                               $ 0.69            $ 0.61           $ 0.43
                                                                        ===============  ================ ================


* The earnings per share data and related average number of shares outstanding has been restated with the Company's required adoption of Statement of Financial Accounting Standard No. 128, "Earnings per Share."